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                                                                    EXHIBIT 99.A
                                VOTING AGREEMENT
                        AND CONDITIONAL IRREVOCABLE PROXY


        This Voting Agreement and Conditional Irrevocable Proxy (the "Agreement") is entered into and effective as of December 10, 1997 by and among Joseph C. Angard and Erekesef Securities Limited, a British Virgin Islands Company (collectively, the "Shareholders").

                                 R E C I T A L S

        WHEREAS, the Shareholders desire to enter into an agreement to be specifically enforceable against each of them pursuant to which they agree to vote all shares of Common Stock of Global One Distribution & Merchandising, Inc., a Delaware corporation (the "Company") currently held by them (the "Shares"), in the manner and for the purpose specified herein.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Shareholders hereby agree as follows:

        1. Voting Agreement. Each of the Shareholders hereby agrees, on all matters which are submitted to the Shareholders of the Company for their approval, to vote in the manner directed by holders of a majority of the Shares held by the Shareholders. In the event that a Shareholder (or any transferee described below) shall sell, transfer or assign any interest in the Shares to:

        (a) a spouse, lineal ascendant or descendant, or adopted child of such Shareholder (collectively, "Family Shareholders");

        (b) any trustee of an inter vivos trust primarily for the benefit of such Shareholder or any of such Shareholder's Family Shareholders;

        (c) any executor, trustee or beneficiary of such Shareholder under his or her will or other instrument taking effect at death or under applicable laws of descent and distribution; or

        (d) any person which, directly or indirectly, is in control of, is controlled by or is under the common control with, or which is a member of a group (as such term is defined in Section 13(d)(3)


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of the Securities Exchange Act of 1934, as amended) which includes, such
Shareholder (an "Affiliate"), or any person who is a director, officer or partner of an Affiliate,

then Shareholder shall cause the transferee to agree to vote all Shares in accordance with, and to otherwise be bound by, the terms of this Agreement. This Agreement shall terminate with respect to any Shares sold in a bona fide arms-length transaction to a transferee other than a transferee described above. Except for such a transaction, each Shareholder agrees not to take any action which would impair such Shareholder's ability to perform such Shareholder's obligations hereunder.

        2. Conditional Irrevocable Proxy. In order to secure the obligations of the Shareholders to vote their Shares in accordance with the provisions of
Section 1 hereof, each of the Shareholders hereby appoints the other as such Shareholder's true and lawful proxy and attorney, with full power of substitution, to vote all of such Shareholder's Shares in accordance with the provisions and intent of Section 1 hereof if, and only if, such Shareholder fails to comply with the provisions of Section 1. The proxy and powers granted by such Shareholder pursuant to this Section 2 are coupled with an interest and are given by such Shareholder to secure such Shareholder's duties to the other Shareholder hereunder. Such proxy shall be irrevocable for the term of this Agreement and shall survive the death, incompetency and disability of such Shareholder.

        3. Changes in Shares. In the event that, subsequent to the date of this Agreement, any Shares or other securities are issued on, or in exchange for, any of the Shares, such securities shall be deemed to be Shares for purposes of this Agreement and shall be subject to the terms and provisions hereof.

        4. Representations of Shareholders. Each Shareholder hereby represents and warrants to the other Shareholder that such Shareholder owns and has the right to vote the Shares owned by such Shareholder, (b) has full power and authority to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement in respect of the Shares and (c) will not take any action inconsistent with the purposes and provisions of this Agreement.

        5. Enforceability. Each Shareholder expressly agrees that this Agreement shall be specifically enforceable against such Shareholder, in accordance with its terms, in any court of competent jurisdiction.


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        6.     General Provisions.

               (a) Except as expressly set forth in Section 1 hereof, all of the covenants and agreement contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

               (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

               (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

               (d) This Agreement shall remain in effect for a period of one (1) year measured from the date hereof unless sooner terminated in writing by Shareholders owning 66-2/3% or more of the Shares subject to this Agreement.

               (e) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

               (f) No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

               (g) If any action, suit, arbitration proceeding or other proceeding is instituted arising out of this Agreement, the prevailing party shall recover all of such party's costs, including, without limitation, the court costs and attorneys' fees incurred therein, including any and all appeals or petitions therefrom. As used herein, "attorneys' fees" shall mean the full and actual costs of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.


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               (h) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.

        IN WITNESS WHEREOF, the Shareholders have executed this Voting Agreement as of the date first above written.



Joseph C. Angard                                   Erekesef Securities Limited



/s/Joseph C. Angard                                /s/Kevin Bermeister
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